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                                                                     EXHIBIT A21

                     THE NEW AMERICA HIGH INCOME FUND, INC.

                              ARTICLES OF AMENDMENT

     The New America High Income Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that the Articles Supplementary to the Corporation's Articles of Amendment and Restatement relating to the Corporation's Series A Auction Term Preferred Stock ("ATP Series A") and Series B Auction Term Preferred Stock ("ATP Series B", and together with ATP Series A, the "ATP"), as heretofore amended, (the "Articles Supplementary") are hereby amended in the manner set forth below.

          FIRST: Part I of the Articles Supplementary is hereby further amended by replacing current Section 18(ww)(v) with new Section 18(ww)(v) as follows:

               "(v) RULE 144A SECURITIES: The Moody's Discount Factor applied to Rule 144A Securities will be (A) 130% of the Moody's Discount Factor which would apply were the securities registered under the Securities Act, if such securities are from issues of an original issue size less than $125 million and (B) the Moody's Discount Factor which would apply were the securities registered under the Securities Act, if such securities are from issues of an original issue size of $125 million or more."

          SECOND: A majority of the Board of Directors of the Corporation has approved the foregoing amendment to the charter.

          THIRD: No stock entitled to vote on the foregoing amendment to the charter was outstanding or subscribed for at the time of the approval of such amendment by the Board of Directors of the Corporation.

          FOURTH: These Articles shall be effective on the date the State Department of Assessments and Taxation of Maryland accepts the Articles for record.

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     IN WITNESS WHEREOF The New America High Income Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President (or its Vice President) and its corporate seal to be hereunto affixed and attested by its Secretary (or its Assistant Secretary) as of this 20th day of October, 1998.

     The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his or her knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

[Affix corporate seal]                      THE NEW AMERICA HIGH INCOME FUND,
                                            INC.


Attest:


/s/ Jackson B.R. Galloway                   By: /s/ Ellen E. Terry
------------------------------------------      --------------------------------
Jackson B.R. Galloway, Assistant Secretary      Ellen E. Terry, Vice President




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